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                                                                     Exhibit 2.3

            SECOND AMENDMENT TO AGREEMENT AND PLAN OF REORGANIZATION



         This Second Amendment to Agreement and Plan of Reorganization (the "Second Amendment") is dated as of February 21, 1997 by and among NFC Castings, Inc., a Delaware corporation ("Parent"), NC Merger Company, a Wisconsin corporation ("Newco"), and Neenah Corporation, a Wisconsin corporation (the "Company").

                                    RECITALS

         Parent, Newco and the Company entered into an Agreement and Plan of Reorganization dated as of November 20, 1996 ("Agreement and Plan of Reorganization") pursuant to which they agreed to consummate a transaction in which Parent would acquire the Company for cash through a reverse triangular merger of Newco with and into the Company, whereby all of the outstanding shares of the capital stock of the Company would be converted into the right to receive cash and all of the outstanding shares of the capital stock of Newco would be converted into shares of the capital stock of the Company, upon the terms and subject to the conditions set forth in the Agreement and Plan of Reorganization. Parent, Newco and the Company entered into a First Amendment to Agreement and Plan of Reorganization dated as of January 13, 1997 ("First Amendment") pursuant to which they agreed to amend certain provisions of the Agreement and Plan of Reorganization. (The Agreement and Plan of Reorganization, as amended by the First Amendment, is referred to herein as the "Agreement".) The parties desire to further amend certain provisions of the Agreement in the manner and to the extent set forth herein.

         Accordingly, in consideration of the premises and of the mutual agreements, provisions and covenants herein contained, the parties hereto hereby agree as follows:

1. AMENDMENT OF THE AGREEMENT.

         1.1 Closing Date. Sections 2.2, 9.1(b)(ii) and 9.1(c)(ii) of the Agreement are amended by substituting the date "April 11, 1997" for the date "February 20, 1997" each place it appears.

         1.2 Outside Date. Sections 9.1(b)(iii) and 9.1(c)(iii) of the Agreement are amended by substituting the date "April 11, 1997" for the date "February 21, 1997" each place it appears.

         1.3 Definitions. Section 1.1 of the Agreement is amended by amending the definitions of "Merger Price" and "Merger Price Per Share" to read in their entirety as follows:

                    "Merger Price" shall mean the sum of $240,000,000.00 less an amount equal to the Settlement Adjustment Amount, to be delivered by Newco pursuant to Article II of this Agreement, subject to later
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             adjustment as provided in Section 2.6(e) of this Agreement.

                    "Merger Price Per Share" shall mean the quotient determined by dividing the Merger Price to be delivered by Newco at Closing by the total number of shares of the Company Common Stock issued and outstanding immediately prior to the Effective Time. (For illustration purposes only, based on the total issued and outstanding shares of Company Common Stock set forth in Section 3.1(c) of this Agreement, the Merger Price Per Share would equal $54,060.14 less the amount determined by dividing the Settlement Adjustment Amount by the number 4439.50.)

         1.4 Definitions. Section 1.1 of the Agreement is amended by adding thereto the following additional defined terms:

                    "Former Shareholder" shall mean any former holder of any
             shares of capital stock of the Company, whose shares of capital stock were repurchased by the Company at any time prior to the date of this Agreement.

                    "Former Shareholder Claim" shall mean any claim, demand,
             cause of action, suit, obligation or liability whatsoever, in law or equity, known or unknown, whether or not asserted or assertable, and whether or not paid or settled, that any Former Shareholder (and such Former Shareholder's directors, officers, employees, stockholders, heirs, successors, assigns and agents) had, has or may have against, or that has been, might have been or may be asserted against, the Company, any of the Subsidiaries or any of the Company Shareholders, or any of the respective directors, officers, employees, stockholders, heirs, successors, assigns or agents of the Company, any of the Subsidiaries or any of the Company Shareholders, including without limitation any claim, demand, cause of action, suit, obligation or liability arising from or in connection with any sale or conveyance of any of such Former Shareholder's or any other Person's shares of the capital stock of the Company, including any claim, demand, cause of action, suit, obligation or liability based upon an allegation that such Former Shareholder did not receive fair value for his or her shares of the capital stock of the Company at the time such shares were repurchased by the Company or any other allegation in connection with such repurchase or in connection with the transactions contemplated by this Agreement.

                    "Former Shareholder Release" shall mean a Confidential
             Settlement Agreement and Release substantially in the form of Exhibit H attached to this Agreement and otherwise in substance and amount reasonably acceptable to Parent and the Company.


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                    "Recent Former Shareholder" shall mean any of the following
             Former Shareholders: James P. Keating, Jr., Mary K. and James H. Russell, Jr., Katherine K. Wilson, Dan E. Johnson and the Neenah Foundry Foundation, Inc.

                    "Recent Former Shareholder Claim" shall mean any claim,
             demand, cause of action, suit, obligation or liability whatsoever, in law or equity, known or unknown, whether or not asserted or assertable, and whether or not paid or settled, that any Recent Former Shareholder (and such Recent Former Shareholder's directors, officers, employees, stockholders, heirs, successors, assigns and agents) had, has or may have against, or that has been, might have been or may be asserted against, the Company, any of the Subsidiaries or any of the Company Shareholders, or any of the respective directors, officers, employees, stockholders, heirs, successors, assigns or agents of the Company, any of the Subsidiaries or any of the Company Shareholders, arising from or in connection with any sale or conveyance of any of such Recent Former Shareholder's or any other Person's shares of the capital stock of the Company, including any claim, demand, cause of action, suit, obligation or liability based upon an allegation that such Recent Former Shareholder did not receive fair value for his or her shares of the capital stock of the Company at the time such shares were repurchased by the Company or any other allegation in connection with such repurchase or in connection with the transactions contemplated by this Agreement.

                    "Settlement Adjustment Amount" shall mean one-half (1/2) of the aggregate amount actually paid by Parent or Newco to the Recent Former Shareholders in exchange for obtaining Former Shareholder Releases from them, provided, however, that in no event shall the Settlement Adjustment Amount exceed $2,000,000.00.

         1.5 Payments to Recent Former Shareholders. Article II of the Agreement is amended by adding thereto, after Section 2.3 thereof, the following additional Section 2.3A:

                    2.3A Payments by Parent or Newco to Recent Former
             Shareholders. At the Closing, Parent or Newco shall pay to each of the Recent Former Shareholders the settlement amount recited in the Former Shareholder Release applicable to such Recent Former Shareholder.

         1.6 Escrow Deposit. Section 2.5(a) of the Agreement is amended to read in its entirety as follows:

                    (a) Immediately after the Effective Time, the Paying Agent shall deposit or shall cause to be deposited with the Escrow Agent by wire transfer of


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             immediately available funds, a portion of the Merger Price equal to
             $12,000,000.00 less an amount equal to the Settlement Adjustment Amount (the "Escrow Deposit"), to be held by the Escrow Agent in accordance with Section 8.2 of this Agreement and in accordance with the Escrow Agreement.

         1.7 Post-Closing Adjustment. Section 2.6(a) of the Agreement is amended by replacing the period at the end of clause (ii) thereof with a semi-colon and adding thereto the following additional clauses (iii), (iv) and (v):

             (iii) no reserves, accruals or other liabilities for any Former Shareholder Claims shall be established with respect to the Company or any Subsidiary, and the Closing Date Balance Sheet and the Final Closing Date Balance Sheet shall contain no such reserves, accruals or liabilities; and

             (iv) no expense for any accrual or payment of any portion of any Former Shareholder Claims, whether in settlement thereof or otherwise, shall be allowed or taken into account in computing the net income of the Company for the interim period ending immediately prior to the Effective Time on the Closing Date; and

             (v) no reduction or decrease shall be made in any asset account of the Company or any Subsidiary for any payments made to the Recent Former Shareholders pursuant to Section 2.3A of this Agreement to the extent any such payments are considered or deemed to have been made by the Company or any Subsidiary.

         1.8 Approval of Supplemental Disclosures. Section 5.7(b) of the Agreement is amended by adding the following sentence to the end thereof:

             Notwithstanding the immediately preceding sentence, for purposes of this Agreement, including without limitation Section 6.1 of this Agreement, Parent hereby consents to all of the updates and supplements to the Disclosure Schedule set forth in the First Addendum to Disclosure Schedule to Agreement and Plan of Reorganization dated as of January 28, 1997 (except for the matter regarding the Recent Former Shareholders disclosed as new Item 7 under Section 3.10) and in the Second Addendum to Disclosure Schedule to Agreement and Plan of Reorganization dated as of February 7, 1997, and accordingly such updates and supplements (except for such matter regarding the Recent Former Shareholders disclosed as new Item 7 under Section 3.10) shall be taken into account for purposes of Section 6.1 of this Agreement.


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         1.9 Minimum Cash on Hand. Section 6.17 of the Agreement is amended to read in its entirety as follows:

                    6.17 Minimum Cash on Hand. The Company and its Subsidiaries
             on a consolidated basis shall have at least $18,000,000 cash and cash equivalents on hand at Closing (net of checks issued but not yet presented), less the amount of any payments made to the Recent Former Shareholders pursuant to Section 2.3A of this Agreement to the extent any such payments are considered or deemed to have been made by the Company or any Subsidiary.

         1.10 Conditions Precedent to Parent's and Newco's Obligations. Article VI of the Agreement is amended by adding thereto the following additional
Section 6.18:

                    6.18 Former Shareholder Releases. Parent shall have received an irrevocable, duly executed Former Shareholder Release from each of the Recent Former Shareholders, the continued effectiveness of each of which as to the applicable Recent Former Shareholder is conditioned only upon payment to such Recent Former Shareholder at or before the Closing of the settlement amount recited in the Former Shareholder Release applicable to such Recent Former Shareholder.

         1.11 Conditions Precedent to Company's Obligations. Article VII of the Agreement is amended by adding thereto the following additional Section 7.10:

                    7.10 Former Shareholder Releases. Parent shall have
             received, and Parent shall have delivered to the Company Representative a true and correct copy of, an irrevocable, duly executed Former Shareholder Release from each of the Recent Former Shareholders, the continued effectiveness of each of which as to the applicable Recent Former Shareholder is conditioned only upon payment to such Recent Former Shareholder at or before the Closing of the settlement amount recited in the Former Shareholder Release applicable to such Recent Former Shareholder.

         1.12 Indemnification on Behalf of Company Shareholders -- Limitations.
Section 8.2(b) of the Agreement is amended by replacing the period at the end of clause (xiii) thereof with "; and" and adding thereto the following additional clause (xiv):

                    (xiv) for any Recent Former Shareholder Claims or Losses
             attributable thereto.

         1.13 Termination of Agreement. Section 9.1(b) of the Agreement is amended by adding thereto the following additional clause (iv):


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                        (iv) the condition provided for in Section 6.18 of this
                    Agreement has not been satisfied, or waived by Parent or Newco in writing, by March 14, 1997; or

         1.14 Termination of Agreement. Section 9.1(c) of the Agreement is amended by replacing the period at the end of clause (iv) thereof with "; or" and adding thereto the following additional clause (v):

                        (v) the condition provided for in Section 7.10 of this
                    Agreement has not been satisfied, or waived by the Company in writing, by March 14, 1997.

         1.15 Exhibits. The Agreement is amended by adding thereto as Exhibit H the form of Confidential Settlement Agreement and Release attached hereto as Exhibit H, and the schedule of Exhibits is modified accordingly.

         1.16 Exhibits and Schedules. Prior to Closing, the exhibits and schedules to the Agreement shall be amended to the extent necessary to reflect the amendments to the Agreement set forth in this Second Amendment.

2. RATIFICATION.

         Except as expressly amended by this Second Amendment, all of the terms and conditions of the Agreement shall remain in full force and effect. The Agreement, as amended hereby, and all rights and powers created thereby and thereunder are in all respects ratified and confirmed.

3. COUNTERPARTS.

         This Second Amendment may be signed in any number of counterparts, all of which taken together shall constitute one fully-executed agreement.


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         IN WITNESS WHEREOF, the parties hereto have caused this Second
Amendment to be duly executed as of the day and year first above written.

                                           NFC CASTINGS, INC.


                                               /s/ NFC Castings, Inc.
                                           By:________________________________

                                           Title:_____________________________


                                           NC MERGER COMPANY

                                               /s/ NC Merger Company
                                           By:________________________________

                                           Title:_____________________________


                                           NEENAH CORPORATION

                                               /s/ Neenah Corporation
                                           By:________________________________

                                           Title:_____________________________


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